Putnam Small Cap Value Fund, August 31, 2014, semi annual report

Shareholder meeting results (Unaudited)


March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes		Abstentions		Broker
For		against					non-votes
68,444,155 	3,118,645 	4,434,966 		15,274,146

All tabulations are rounded to the nearest whole number.